Exhibit 99.1

FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
February 9, 2005                    Media: Patricia Cameron 318.388.9674
                                    patricia.cameron@centurytel.com
                                    Investors: Tony Davis 318.388.9525
                                    tony.davis@centurytel.com


CenturyTel announces pricing of ten-year senior notes offering

MONROE, La . . CenturyTel, Inc. (NYSE Symbol: CTL) announced today that it has agreed to publicly sell $350 million of 5% Senior Notes, Series M, due 2015. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. are serving as joint book-running managers in the offering.

CenturyTel intends to use the net proceeds from the notes offering, together with cash on hand, to finance its proposed purchase of $400 million of its $500 million of Senior Notes, Series J, due 2007, approximately $460 million of which are expected to be remarketed on February 10, 2005, as required under the terms of CenturyTel's outstanding equity units sold in May 2002. The Company expects to announce tomorrow the results of the Series J Note remarketing.

Upon closing of the offering and the remarketing on the terms proposed, CenturyTel's total indedtedness is expected to decrease by $50 million. The offering is scheduled to close on February 14, 2005.

CenturyTel's long-term debt is rated BBB+ (stable outlook) by Standard & Poor's, Baa2 (stable outlook) by Moody's Investor Services and BBB+ (negative outlook) by Fitch Ratings.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the securities described herein in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Offers and sales of these debt securities may be made only by means of the CenturyTel's prospectus supplement and accompanying prospectus, which may be obtained when available from Banc of America Securities LLC, NC1-027-15-01, 214 North Tryon Street, Charlotte, NC 28255, Attn: Liability Management, (704)-387-1004; J.P. Morgan Securities Inc., 270 Park Avenue, New York, NY 10017, Attn: Investment Grade Syndicate Desk,
(212)-834-4533 and Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019,
Attn: Investment Grade Syndicate Desk (212)-526-9664.

This press release includes certain forward-looking statements. Actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include but are not limited to the possibility of unforeseen near-term cash requirements or changes in interest rates or general market conditions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CenturyTel, Inc. (NYSE: CTL) provides a full range of local, long distance, Internet and broadband services to consumers in 22 states. Included in the S&P 500 Index, CenturyTel is a leading provider of integrated communications services to rural areas and smaller cities in the United States. Visit CenturyTel at www.centurytel.com.